EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record November Sales of $196.9 Million, an Increase of 32.3%
Same Store Sales for American Eagle Brand Increased 24.3%
Raises Fourth Quarter EPS Guidance to $1.08 - $1.10

Warrendale, PA, December 1, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended November 27, 2004 increased 32.3% to $196.9 million, compared to $148.9 million for the month ended November 29, 2003. Comparable store sales for the American Eagle Outfitters stores increased 24.3% for the November period. Consolidated comparable store sales, which include American Eagle and Bluenotes stores, increased 22.7% for the month compared to the corresponding period ended November 29, 2003.

Total sales for the month ended November 27, 2004 include $7.4 million from the Bluenotes operation, compared to $7.0 million for the corresponding period last year. The 6.7% sales increase was due to the strengthening of the Canadian dollar, partially offset by a comparable store sales decline of 5.4% for the period compared to last year. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the ten months ended November 27, 2004 increased 27.1% to $1.464 billion from $1.152 billion for the ten months ended November 29, 2003. Comparable store sales for the American Eagle Outfitters stores increased 18.4% for the ten month period. Consolidated comparable store sales, which include American Eagle and Bluenotes stores, increased 17.2% for the ten months compared to the corresponding period ended November 29, 2003.

Total sales for the ten months include $67.4 million from the Bluenotes operation, compared to $64.8 million for the corresponding period last year. The 4.1% sales increase was due to the strengthening of the Canadian dollar partially offset by a comparable store sales decline of 1.5% for the period compared to last year. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Based on strong November results, the company is raising its fourth quarter earnings guidance to a range of $1.08 to $1.10 per share, from continuing operations. The company's guidance excludes the expected charge of $0.08 to $0.11 per share from discontinued operations related to the disposition of the Bluenotes business, which is expected to close on December 10, pending satisfaction of customary conditions and regulatory approvals. The effective date of the closing remains December 5th. The company's fourth quarter earnings guidance compares to earnings per share of $0.57 from continued operations in the fourth quarter of last year. The company's previous fourth quarter EPS guidance was $1.00 to $1.03 from continuing operations.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 779 AE stores in 49 states, the District of Columbia and Puerto Rico, 69 AE stores in Canada, and 109 Bluenotes stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings and the proposed sale of Bluenotes. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that the proposed sale of Bluenotes may not be completed, the risk that our fourth quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857